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Exhibit 2

STOCKHOLDER AGREEMENT

    THIS STOCKHOLDER AGREEMENT is entered into as of December 27, 2001, by and among Yahoo! Inc., a Delaware corporation (together with its successors, "Parent"), HJ Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub") and Richard Johnson ("Stockholder"), a stockholder of HotJobs.com, Ltd., a Delaware corporation (the "Company").

RECITALS

    A. Parent, Merger Sub and the Company are entering into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement") which provides (subject to the conditions set forth therein) for the commencing an offer by Merger Sub in which each of the issued and outstanding shares of Company Common Stock (as defined below) may be exchanged for the right to receive from Parent (A) a fraction of a share of common stock, par value $0.001 per share of Parent as determined in accordance with the Merger Agreement and (B) cash, without interest, in an amount to be paid in accordance with the Merger Agreement followed by either the merger of Merger Sub with and into the Company or the merger of the Company with and into Merger Sub (the "Merger"). Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

    B. Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of such number of shares of the outstanding capital stock of the Company and shares subject to outstanding options as is indicated on the signature page of this Agreement; and

    C. In order to induce Parent and Merger Sub to enter into the Merger Agreement, Stockholder is entering into this Stockholder Agreement.

    NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

    Section 1. Certain Definitions.

    For purposes of this Stockholder Agreement:

      1.  "Company Common Stock" shall mean the common stock, par value $0.01 per share, of the Company.

      2.  "Expiration Date" shall mean the earliest of:

        (i)  the date upon which the Merger Agreement is validly terminated pursuant to Article VII thereof; and

        (ii) the date upon which the Merger becomes effective.

      3.  Stockholder shall be deemed to "Own" or to have acquired "Ownership" of a security if Stockholder is the record and/or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of such security.

      4.  "Person" shall mean any individual, corporation, limited liability company, partnership, trust or other entity, or governmental authority.

      5.  "Subject Securities" shall mean: (i) all securities of the Company (including all shares of Company Common Stock and all options and other rights to acquire shares of Company Common Stock) Owned by Stockholder as of the date of this Stockholder Agreement; and (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options and other rights to acquire shares of Company Common Stock) of which Stockholder acquires Ownership during the period from the date of this Stockholder Agreement through the Expiration Date.

      6.  A Person shall be deemed to have a effected a "Transfer" of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers, distributes or disposes of such security or any interest in such security; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein; (iii) grants any proxy, power-of-attorney or other authorization or consent with respects to any such security or any interest therein; (iv) deposits any such security or any interest therein into a voting trust, or enters into a voting agreement or arrangement with respect to any such security or any interest therein; or (v) takes any other action that would in any way restrict, limit or interfere with the performance of such Stockholder's obligations hereunder or the transactions contemplated hereby.

    Section 2. Transfer of Subject Securities.

      1.  Transferee of Subject Securities to be Bound by this Stockholder Agreement.  Stockholder agrees that, except as may be provided herein, during the period from the date of this Stockholder Agreement through the Expiration Date, Stockholder shall not cause or permit any Transfer of any of the Subject Securities to be effected unless each Person to which any of such Subject Securities, or any interest in any of such Subject Securities, is or may be Transferred shall have: (a) executed a counterpart of this Stockholder Agreement and a irrevocable proxy in the form attached hereto as Exhibit A (with such modifications as Parent may reasonably request); and (b) agreed to hold such Subject Securities (or interest in such Subject Securities) subject to all of the terms and provisions of this Stockholder Agreement; provided, that nothing in this Stockholder Agreement shall prohibit Stockholder from (i) Transferring Subject Securities to Parent or Merger Sub pursuant to Section 3(1)(iii) hereof, (ii) selling at any time and from time to time up to an aggregate of one million (1,000,000) shares of Company Common Stock, free of any and all restrictions, to any Person other than, directly or indirectly, to any Person known to Stockholder to have made (or announced its intention to make) a Takeover Proposal or (iii) transfers to a trust, family limited partnership or similar entity, provided such shares remain beneficially owned by Stockholder and subject to the restrictions of this agreement (each, a "Permitted Transfer").

      2.  No Transfer of Voting Rights.  Stockholder shall ensure that, during the period from the date of this Stockholder Agreement through the Expiration Date: (a) none of the Company Common Stock owned by Stockholder is deposited into a voting trust; and (b) no proxy is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Company Common Stock owned by Stockholder.

      3.  No Transfer to Parent or Related Parties.  Stockholder has no plan or intention to, and will not, Transfer any of the Subject Securities (including through derivative transactions such as equity swaps, collars, or put protection arrangements which would have the economic effect of a transfer of the burdens, benefits, or other facets of ownership) to Parent or any person related to Parent within the meaning of Treasury Regulation section 1.368-1(e)(3), directly or indirectly (including through partnerships or through third parties in connection with a plan to so Transfer such Subject Securities), except as pursuant to Section 3(1)(iii) hereof.

    Section 3. Tender and Voting of Shares.

      1.  Stockholder Agreement.  Stockholder agrees that, during the period from the date of this Stockholder Agreement through the Expiration Date:

        (i)  at any meeting of stockholders of the Company, however called, and at every adjournment or postponement thereof, Stockholder shall (i) appear at the meeting, or otherwise cause all shares of Company Common Stock Owned by Stockholder, to be counted as present thereat for purposes of establishing a quorum, (ii) vote or cause all shares of

    Company Common Stock Owned by Stockholder to be voted in favor of the approval and adoption of the Merger Agreement and the approval of the Merger and (iii) vote or cause all shares of Company Common Stock Owned by Stockholder to be voted, against (A) any Takeover Proposal (other than one by Parent or Merger Sub) and (B) any amendment of the Company's Articles of Incorporation or Bylaws or other proposal, action or transaction involving the Company or any of its Subsidiaries or any of its stockholders, which amendment or other proposal, action or transaction that could reasonably be expected to prevent or materially impede or delay the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or to deprive Parent of any material portion of the benefits anticipated by Parent to be received from the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement or this Agreement, or change in any manner the voting rights of Company Common Stock presented to the stockholders of the Company (regardless of any recommendation of the Board of Directors of the Company) or in respect of which vote or consent of the stockholders is requested or sought, unless such transaction has been approved in advance by Parent or Merger Sub;

        (ii) in the event written consents are solicited or otherwise sought from stockholders of the Company with respect to the approval or adoption of the Merger Agreement or with respect to the approval of the Merger, Stockholder shall cause to be validly executed, with respect to all shares of Company Common Stock Owned by Stockholder as of the record date fixed for the consent to the proposed action, a written consent or written consents to such proposed action; and

        (iii) subject to the right of such Stockholder to make Permitted Transfers, such Stockholder shall tender all shares of Company Common Stock Owned by Stockholder as of the date of the commencement of the Offer into the Offer as promptly as practicable, and in no event later than the twentieth business day, following the commencement by Merger Sub of the Offer pursuant to Section 1.1 of the Merger Agreement, and such Stockholder shall not withdraw any shares so tendered unless the Offer is terminated or has expired without Merger Sub or Parent purchasing all shares of common stock of the Company validly tendered in the Offer and not withdrawn.

        (iv) At or before the Effective Time, Stockholder agrees to take all reasonable efforts to effect the transfer to Parent of his one appointor share relating to HotJobs.com Pty. Limited.

      2.  Proxy.  Contemporaneously with the execution of this Stockholder Agreement: (i) Stockholder shall deliver to Parent a proxy in the form attached to this Stockholder Agreement as Exhibit A, which shall be irrevocable prior to the Expiration Date to the fullest extent permitted by law, with respect to the Subject Securities referred to therein (the "Proxy"); and (ii) Stockholder shall cause to be delivered to Parent an additional proxy (in the form attached hereto as Exhibit A) executed on behalf of the record owner of any Subject Securities that are Owned beneficially (within the meaning of Rule 13d-3 under the Exchange Act), but not of record, by Stockholder; provided that any and all shares of Company Common Stock that are Transferred in a Permitted Transfer shall without any action on the part of the Company, Parent or Stockholder be released from such Proxy.

      3.  No Exercise Requirement.  Nothing in this Stockholder Agreement shall obligate Stockholder to exercise or convert any options or other rights to acquire shares of Company Common Stock that are Owned by the Stockholder.

    Section 4. No Solicitation. During the period from the date of this Stockholder Agreement through the Expiration Date, Stockholder shall not, nor shall Stockholder authorize or permit any of representative of Stockholder to, directly or indirectly take any action prohibited by Section 4.2 of the

Merger Agreement. Nothing contained in this Section 4 shall prevent Stockholder, when acting solely in his capacity as a director or officer of the Company, from taking actions permitted under the Merger Agreement.

    Section 5. Representations and Warranties of Stockholder Stockholder hereby represents and warrants to Parent as follows:

      1.  Authorization, etc.  Stockholder has the absolute and unrestricted right, power, authority and legal capacity to execute and deliver this Stockholder Agreement and the Proxy and to perform Stockholder's obligations hereunder and thereunder. This Stockholder Agreement and the Proxy have been validly executed and delivered by such Stockholder and constitute the legal, valid and binding obligations of such Stockholder, enforceable against such Stockholder in accordance with their terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors, and the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

      2.  No Conflicts or Consents.

        (i)  The execution and delivery of this Stockholder Agreement and the Proxy by Stockholder do not, and the performance of this Stockholder Agreement and the Proxy by Stockholder will not: (i) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to Stockholder or by which Stockholder or any of Stockholder's properties is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any encumbrance or restriction on any of the Subject Securities pursuant to, any contract to which Stockholder is a party or by which Stockholder or any of Stockholder's affiliates or properties is or may be bound or affected, except in the case of clause (i) or (ii) above where any of such events would not have a material adverse effect on Stockholder or otherwise impair Stockholder's ability to satisfy Stockholder's obligations hereunder.

        (ii) The execution and delivery of this Stockholder Agreement and the Proxy by Stockholder do not, and the performance of this Stockholder Agreement and the Proxy by Stockholder will not, require any consent or approval of any Person.

      3.  Title to Securities.  As of the date of this Stockholder Agreement: (a) Stockholder holds of record (free and clear of any liens, claims, options, rights of first refusal, co-sale rights, charges or other encumbrances, collectively, "Liens") the number of outstanding shares of Company Common Stock set forth under the heading "Shares Held of Record" on the signature page hereof; (b) Stockholder holds (free and clear of any Liens) the options and other rights to acquire shares of Company Common Stock set forth under the heading "Options and Other Rights" on the signature page hereof; (c) Stockholder Owns the additional securities of the Company set forth under the heading "Additional Securities Beneficially Owned" on the signature page hereof; and (d) Stockholder does not directly or indirectly Own any shares of capital stock or other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company, other than the shares and options and other rights specified on the signature page hereof.

      4.  Accuracy of Representations.  The representations and warranties contained in this Stockholder Agreement are accurate in all material respects as of the date of this Stockholder Agreement, will be accurate in all material respects at all times through the Expiration Date and will be accurate in all material respects as of the date of the consummation of the Merger as if made on that date.

    Section 6. Further Assurances From time to time and without additional consideration, Stockholder shall (at Stockholder's sole expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall (at Stockholder's sole expense) take such further actions, as Parent may reasonably request for the purpose of carrying out and furthering the intent of this Stockholder Agreement.

    Section 7. Miscellaneous.

      1.  Independence of Obligations.  The covenants and obligations of Stockholder set forth in this Stockholder Agreement shall be construed as independent of any other agreement or arrangement between Stockholder, on the one hand, and the Company or Parent, on the other. The existence of any claim or cause of action by Stockholder against the Company or Parent shall not constitute a defense to the enforcement of any of such covenants or obligations against Stockholder.

      2.  Specific Performance.  Stockholder agrees that in the event of any breach or threatened breach by Stockholder of any covenant, obligation or other provision contained in this Stockholder Agreement, Parent shall be entitled (in addition to any other remedy that may be available to Parent) to: (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees that neither Parent nor any other person or entity shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7(2), and Stockholder irrevocably waives any right Stockholder may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

      3.  Other Agreements.  Nothing in this Stockholder Agreement shall limit any of the rights or remedies of Parent under the Merger Agreement, or any of the rights or remedies of Parent or any of the obligations of Stockholder under any agreement between Stockholder and Parent or any certificate or instrument executed on behalf of Stockholder in favor of Parent; and nothing in the Merger Agreement or in any other agreement, certificate or instrument shall limit any of the rights or remedies of Parent or any of the obligations of Stockholder under this Stockholder Agreement.

      4.  Notices.  Any notice or other communication required or permitted to be delivered to Stockholder or Parent under this Stockholder Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party):

If to Parent or Merger Sub, to:

      Yahoo! Inc.
      701 First Avenue
      Sunnyvale, California 94089
      Attention: General Counsel
      Telephone: (408) 349-3300
      Facsimile: (408) 349-3400

and with a copy to:

      Skadden, Arps, Slate, Meagher & Flom LLP
      525 University Avenue, Suite 1100
      Palo Alto, California 94301
      Attention: Kenton J. King
      Telephone: (650) 470-4500
      Facsimile: (650) 470-4570

If to Stockholder: To the address set forth on the signature page hereof.

      5.  Severability.  If any provision of this Stockholder Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Stockholder Agreement. Each provision of this Stockholder Agreement is separable from every other provision of this Stockholder Agreement, and each part of each provision of this Stockholder Agreement is separable from every other part of such provision.

      6.  Governing Law; Jurisdiction.  This Stockholder Agreement is made under, and shall be construed and enforced in accordance with, the laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. In any action between the parties hereto, whether arising out of this Stockholder Agreement or otherwise: (a) each of the parties irrevocably and unconditionally consents and submits to the jurisdiction and venue of the Chancery or other Courts of the State of Delaware; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in Delaware; (c) each of the parties irrevocably waives the right to trial by jury; and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 7(4).

      7.  Waiver.  No failure on the part of Parent to exercise any power, right, privilege or remedy under this Stockholder Agreement, and no delay on the part of Parent in exercising any power, right, privilege or remedy under this Stockholder Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Parent shall not be deemed to have waived any claim arising out of this Stockholder Agreement, or any power, right, privilege or remedy under this Stockholder Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

      8.  Attorneys' Fees.  If any legal action or other legal proceeding relating to this Stockholder Agreement or the enforcement of any provision of this Stockholder Agreement is brought against Stockholder, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

      9.  Captions.  The captions contained in this Stockholder Agreement are for convenience of reference only, shall not be deemed to be a part of this Stockholder Agreement and shall not be referred to in connection with the construction or interpretation of this Stockholder Agreement.

      10.  Officers and Directors.  Stockholder, a director or officer of the Company, makes no agreement or understanding herein in his or her capacity as such director or officer, and nothing herein will limit or affect, or give rise to any liability to Stockholder by virtue of, any actions taken by Stockholder in his or her capacity as an officer or director of the Company in exercising its rights under the Merger Agreement.

      11.  Entire Agreement.  This Stockholder Agreement (including the Proxy) and any affiliate agreement between Stockholder and Parent collectively set forth the entire understanding of Parent and Stockholder relating to the subject matter hereof and thereof and supersede all other prior agreements and understandings between Parent and Stockholder relating to the subject matter hereof and thereof.

      12.  Non-exclusivity.  The rights and remedies of Parent under this Stockholder Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Parent under this Stockholder Agreement, and the obligations and liabilities of Stockholder under this Stockholder Agreement, are in addition to their respective rights, remedies, obligations and liabilities under common law requirements and under all applicable statutes, rules and regulations. Nothing in this Stockholder Agreement shall limit any of Stockholder's obligations, or the rights or remedies of Parent, under any affiliate agreement between Parent and Stockholder; and nothing in any such affiliate agreement shall limit any of Stockholder's obligations, or any of the rights or remedies of Parent, under this Stockholder Agreement.

      13.  Amendments.  This Stockholder Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent and Stockholder.

      14.  Assignment; Binding Effect.  Neither this Stockholder Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Stockholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Stockholder Agreement shall be binding upon Stockholder and Stockholder's heirs, estate, executors, personal representatives, successors and assigns, and shall inure to the benefit of Parent and its successors and assigns. Without limiting any of the restrictions set forth in Section 2 or elsewhere in this Stockholder Agreement, this Stockholder Agreement shall be binding upon any Person to whom any Subject Securities are Transferred prior to the termination of this Stockholder Agreement; provided that no Person who receives shares of Company Common Stock in a Permitted Transfer shall be bound by this Stockholder Agreement. Nothing in this Stockholder Agreement is intended to confer on any Person (other than Parent and its successors and assigns) any rights or remedies of any nature.

      15.  Expenses.  All costs and expenses incurred in connection with the transactions contemplated by this Stockholder Agreement shall be paid by the party incurring such costs and expenses.

      16.  Termination.  This Stockholder Agreement shall automatically terminate on the Expiration Date; provided, however, that the termination of this Stockholder Agreement shall not relieve Stockholder from any liability for any previous breach of this Stockholder Agreement.

      17.  Counterparts.  This Stockholder Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

      18.  Construction.

        (i)  For purposes of this Stockholder Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

        (ii) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Stockholder Agreement.

        (iii) As used in this Stockholder Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

        (iv) Except as otherwise indicated, all references in this Stockholder Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Stockholder Agreement and Exhibits to this Stockholder Agreement.

    IN WITNESS WHEREOF, Parent and Stockholder have caused this Stockholder Agreement to be executed as of the date first written above.

YAHOO! INC.
By:	/s/ TERRY SEMEL
Name:	Terry Semel
Title:	Chairman and Chief Executive Officer
HJ ACQUISITION CORP.
By:	/s/ TERRY SEMEL
Name:	Terry Semel
Title:	Chief Executive Officer
STOCKHOLDER:
/S/ RICHARD JOHNSON
Address:	3 Fernwood Road Summit, NY 07901
	ADDITIONAL SECURITIES
SHARES HELD OF RECORD	OPTIONS AND OTHER RIGHTS	BENEFICIALLY OWNED
6,512,100	560,500	500,000

IRREVOCABLE PROXY

    The undersigned stockholder of HotJobs.com, Ltd., a Delaware corporation (the "Company"), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes Susan L. Decker, Jonathan K. Sobel and Yahoo! Inc., a Delaware corporation ("Parent"), and each of them, the attorneys and proxies of the undersigned with full power of substitution and resubstitution, to the full extent of the undersigned's rights with respect to (i) the outstanding shares of capital stock of the Company owned of record by the undersigned as of the date of this proxy, which shares are specified on the final page of this proxy, and (ii) any and all other shares of capital stock of the Company which the undersigned may acquire on or after the date hereof. (The shares of the capital stock of the Company referred to in clauses "(i)" and "(ii)" of the immediately preceding sentence are collectively referred to as the "Shares.") Upon the execution hereof, all prior proxies given by the undersigned with respect to any of the Shares are hereby revoked, and the undersigned agrees that no subsequent proxies will be given with respect to any of the Shares.

    This proxy is irrevocable, is coupled with an interest, is granted in connection with the execution and delivery of the Stockholder Agreement, dated as of the date hereof, between Parent and the undersigned (the "Stockholder Agreement") and is granted in consideration of Parent entering into the Agreement and Plan of Merger, dated as of the date hereof, among Parent, HJ Acquisition Corp. and the Company (the "Merger Agreement").

    Shares sold by the undersigned in Permitted Transfers (as defined in the Stockholder Agreement) shall, for all purposes, be and be deemed released from this proxy and no longer be included among the "Shares" hereunder.

    The attorneys and proxies named above (and their successors) will be empowered, and may exercise this proxy, to vote the Shares at any meeting of the stockholders of the Company, however called, and at every adjournment or postponement thereof, or in connection with any solicitation of written consents from stockholders of the Company:

    (i)
    in favor of (A) the approval and adoption of the Merger Agreement and the approval of the merger contemplated thereby and (B) each of the other actions contemplated by the Merger Agreement, and

    (ii)
    against (A) any Takeover Proposal (other than one by Parent or Purchaser) and (B) any amendment of the Company's Articles of Incorporation or Bylaws or other proposal, action or transaction involving the Company or any of its Subsidiaries or any of its stockholders, which amendment or other proposal, action or transaction that could reasonably be expected to prevent or materially impede or delay the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or to deprive Parent of any material portion of the benefits anticipated by Parent to be received from the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement or this Agreement, or change in any manner the voting rights of Company Common Stock presented to the stockholders of the Company (regardless of any recommendation of the Board of Directors of the Company) or in respect of which vote or consent of the stockholders is requested or sought, unless such transaction has been approved in advance by Parent or Purchaser.

    The undersigned may vote the Shares on all other matters.

    This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the undersigned (including any transferee of any of the Shares).

    If any provision of this proxy or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this proxy. Each provision of this proxy is separable from every other provision of this proxy, and each part of each provision of this proxy is separable from every other part of such provision.

    This proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

Dated: December 27, 2001
/s/ RICHARD JOHNSON
Number of shares of common stock of the Company owned of record as of the date of this proxy:
6,512,100*

    * Pursuant to the Stockholder Agreement entered into as of December 27, 2001, by and between Yahoo! Inc., HJ Acquisition Corp. and Richard S. Johnson (the "Stockholder"), Stockholder may sell at any time and from time to time up to an aggregate of one million (1,000,000) shares of common stock of HotJobs.com, Ltd., free of any and all restrictions, to any Person other than, directly or indirectly, to any Person (as defined in the Stockholder Agreement) known to Stockholder to have made (or announced its intention to make) a Takeover Proposal (as defined in the Merger Agreement).

2

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  Exhibit 2
STOCKHOLDER AGREEMENT
RECITALS
IRREVOCABLE PROXY